CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form 8-K/A of Heritage-Crystal Clean, Inc. of our report, dated April 27, 2022, relating to the consolidated balance sheets of Patriot Environmental Services, Inc. as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the years then ended.

/s/ Windes, Inc.
Long Beach, California
October 13, 2022